PROSPECTUS SUPPLEMENT NO. 4 Filed Pursuant to Rule 424(b)(3)

(to Prospectus dated November 21, 2023) Registration No. 333-268062

VINTAGE WINE ESTATES, INC.

5,977,957 Shares of Common Stock

__________________________________________

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 21, 2023 (as supplemented or amended from time to time, the “Prospectus”) with the information contained in our Current Report on Form 8-K filed with the SEC on April 3, 2024 (excluding the information which was furnished and not filed under Item 7.01 and the related Exhibit 99.1 under Item 9.01 of such report) (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time by the selling securityholders named in the Prospectus or their permitted transferees of up to 27,633,275 shares of our common stock, no par value per share (“common stock”).

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “VWE”. On April 2, 2024, the closing price of our common stock on Nasdaq was $0.34 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 3 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 3, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2024

Vintage Wine Estates, Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-40016	87-1005902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 Concourse Boulevard
Santa Rosa, California		95403
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 289-9463

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value per share	VWE	The Nasdaq Stock Market LLC
Warrants to purchase common stock	VWEWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on February 28, 2024, Vintage Wine Estates, Inc., a Nevada corporation (the “Company”), its wholly owned subsidiary Vintage Wine Estates, Inc., a California corporation ("Borrower Agent"), certain other subsidiaries of the Borrower Agent (together with the Borrower Agent, collectively, the “Borrowers”), the lenders party thereto (the “Lenders”), and BMO Bank N.A., as administrative agent and collateral agent (the “Agent”), entered into a Forbearance Agreement (the “Original Forbearance Agreement”) with respect to the Second Amended and Restated Loan and Security Agreement, dated of December 13, 2022 (as amended from time to time, the “Loan Agreement”), by and among the Company, the Borrowers, the lenders party thereto and the Agent.

On April 2, 2024, the Company, the Borrowers, the Lenders and the Agent amended and restated the Forbearance Agreement (the “Amended Forbearance Agreement”). The Amended Forbearance Agreement, effective as of March 31, 2024, amends the Original Forbearance Agreement to, among other things, (a) extend the period during which the Agent and the Lenders have agreed to forbear from enforcing their respective rights and remedies in respect of certain events of default under the Loan Agreement, subject to the terms and conditions therein, to May 15, 2024 (the "Forbearance Period"), (b) extend the deadline by which the Borrowers shall make a $10 million mandatory prepayment of the term loan to May 15, 2024 and (c) increase the applicable margin on the outstanding term loan, equipment loan, capital expenditure loans and delayed draw term loans during the Forbearance Period by 100 basis points.

In connection with the extension of the Forbearance Period under the Amended Forbearance Agreement, the Company and the Borrowers also agreed to pay certain fees to the Agent, including a one-time payment to the Agent for the benefit of the Consenting Lenders (as defined in the Amended Forbearance Agreement) equal to 10 basis points on the Consenting Lenders' outstanding loans and commitments.

The foregoing description of the Amended Forbearance Agreement in this Current Report on Form 8-K (this “Current Report”) is only a summary and is qualified in its entirety by reference to the full text of the Amended Forbearance Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2024, the Board of Directors (the “Board”) of the Company appointed Steven Strom as an independent director to the Board, to serve until the next annual election of directors by the Company’s stockholders and until his successor is duly elected and qualified or until his earlier death, disability, resignation, disqualification or removal. Mr. Strom was appointed as a Romney Nominee director pursuant to the Investor Rights Agreement dated as of June 7, 2021, by and among the Company, Bespoke Sponsor Capital LP, Patrick A. Roney (in his capacity as the Roney Representative, as defined therein) and the other stockholders party thereto.

Also effective March 28, 2024, Mr. Strom was appointed as the chair of the Board’s finance committee. For his service as a director and chair of the finance committee, Mr. Strom will receive $25,000 per month, payable in advance at the beginning of each month of service and prorated for any partial month’s service. Additionally, Mr. Strom will be reimbursed by the Company for all travel expenses reasonably incurred by him in the proper performance of his obligations as a non-employee director, in accordance with Company procedures. Mr. Strom will be entitled to indemnification and director and officer insurance coverage to the same extent as each other director serving on the Board.

Except as set forth herein, Mr. Strom was not selected to serve on the Board under any arrangement or understanding between him and any other person. The Company is not aware of any transactions with Mr. Strom that would require disclosure under Item 404(a) of Regulation S-K.

On April 3, 2024, the Company issued a press release announcing the appointment of Mr. Strom to the Board. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

On April 3, 2024, the Company issued a press release announcing the Amended Forbearance Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information set forth, or referred to, in this Item 7.01, including Exhibit 99.1, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Exchange Act or the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Amended and Restated Forbearance Agreement, dated April 2, 2024, by and among the Borrowers, the Administrative Agent, each of the Lenders party thereto, and each of the holders party thereto
99.1	Amended Forbearance Agreement Press Release dated April 3, 2024
99.2	Appointment of Steven Strom Press Release dated April 3, 2024
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vintage Wine Estates, Inc.

Date:	April 3, 2024	By:	/s/ Kristina Johnston
Chief Financial Officer

EXHIBT 10.1

AMENDED AND RESTATED FORBEARANCE AGREEMENT

This AMENDED AND RESTATED FORBEARANCE AGREEMENT, dated as of April 2, 2024, and deemed effective as of March 31, 2024 (the "Forbearance Effective Date") (as amended, restated, supplemented or otherwise modified from time to time, this "Agreement") is by and among VINTAGE WINE ESTATES, INC., a Nevada corporation ("Holdings"), VINTAGE WINE ESTATES, INC., a California corporation ("Borrower Agent"), each Subsidiary of Borrower Agent party to this Agreement (together with Borrower Agent, each a "Borrower" and, collectively, the "Borrowers"), the Lenders party to this Agreement (constituting all Lenders under the Loan Agreement as of the date hereof, the "Consenting Lenders"), and BMO BANK N.A., as successor in interest to BANK OF THE WEST ("BMO"), as administrative agent and collateral agent (in such capacity, together with its successors and assigns in such capacity, the "Agent"), to that Second Amended and Restated Loan and Security Agreement and Waiver, dated of December 13, 2022 (as amended by Amendment No. 1, dated as of February 13, 2023, Amendment No. 2, dated as of March 31, 2023, Amendment No. 3, dated as of May 9, 2023, and Amendment No. 4, dated as of October 12, 2023, and as further amended, restated, amended and restated, supplemented, or otherwise modified from time to time prior to the date hereof, the "Loan Agreement"). This Agreement amends and restates that certain Forbearance Agreement, dated as of February 28, 2024 (the “Original Forbearance Effective Date”), among Holdings, Borrowers, Consenting Lenders (as defined therein) and Agent (the “Original Forbearance Agreement”).

W I T N E S S E T H

WHEREAS, Holdings and the Borrowers (collectively, the "Obligors" and each an "Obligor") have requested that the Consenting Lenders and the other Secured Parties forbear from accelerating the Obligations or otherwise exercising any rights or remedies under the Loan Documents, in accordance with and subject to Section 3 of this Agreement, as a result of the Designated Defaults (as defined in the Original Forbearance Agreement;

WHEREAS, additional Defaults or Events of Default have or may have occurred under Section 11.1(b), Section 11.1(c) and/or Section 11.1(d) of the Loan Agreement resulting from (i) the Obligors’ delivery on March 19, 2024, of the Borrowing Base Certificate, detailed aged trial balance of Accounts, inventory and reconciliation reports and a listing of each Borrower’s trade payables with respect to the month ended February 29, 2024, that were required to be delivered on March 15, 2024, pursuant to Sections 8.1, 8.2.1, 8.3.1, 10.1.2(f) and 10.1.2(g) of the Loan Agreement (the “Borrowing Base Reporting Events of Default”) and (ii) the Borrowing Base Reporting Events of Default, including with respect to any representation or warranty given or deemed given as if such Borrowing Base Reporting Events of Default were not in existence or to any notice requirement relating to the Borrowing Base Reporting Events of Default (clauses (i) and (ii) are collectively the "Additional Designated Defaults" and shall be deemed included in the Designated Defaults); and

WHEREAS, the Obligors have requested that the Consenting Lenders grant a period of forbearance with respect to the Designated Defaults, and the Consenting Lenders party hereto, which constitute all of the Lenders under the Loan Agreement as of the date hereof, agree to accommodate such request of Holdings and the Borrowers on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Incorporation of Recitals. Each of the Obligors acknowledges that the recitals set forth above are true and correct in all respects.

SECTION 2. Defined Terms and Other Definitional Provisions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Loan Agreement.

SECTION 3. Forbearance.

a.
The "Forbearance Period" shall commence on the Forbearance Effective Date and shall terminate immediately and automatically upon the earliest to occur of: (i) May 15, 2024, at 11:59 p.m. Pacific time; (ii) the occurrence of any Event of Default under the Loan Agreement (other than the Designated Defaults); (iii) the failure of any Obligor to comply with any term, condition or covenant set forth in this Agreement; (iv) any Obligor repudiates or asserts a defense to any Obligations under the Loan Agreement or any other Loan Document or to any obligation or liability owing to the Agent or any Lender in respect thereof or with respect to this Agreement; or (v) any Obligor makes or pursues a claim against the Agent or any Lender.
b.
Subject to the satisfaction of the covenants and conditions precedent set forth in Sections 7 and 8 hereof, during the Forbearance Period, the Agent and each of the Consenting Lenders agree not to enforce any of their respective rights and remedies under the Loan Documents and any agreement contemplated thereby or executed in connection therewith, in each case solely in respect of any of the Designated Defaults, other than rights and remedies explicitly arising under Sections 5.4.4, 7.2.2 (as modified hereby), 8.3.1, or 10.1.1(b) of the Loan Agreement solely as a result of the continuance of any Trigger Period (the "Forbearance"). For the avoidance of doubt, during the Forbearance Period, so long as no Default or Event of Default shall occur and be continuing, other than the Designated Defaults, Loans may continue to be made, converted or continued as SOFR Loans.
c.
The Forbearance is limited in nature, and nothing contained herein is intended, or shall be deemed or construed to: (i) constitute a forbearance of or from any other existing or future Defaults or Events of Default or non-compliance with any term or provision of the Loan Documents or (ii) constitute a waiver of any of the Designated Defaults or any other existing or future Defaults or Events of Default. The Obligors acknowledge and agree that the agreement of the Lenders hereunder to forbear from exercising their default-related remedies with respect to the Designated Defaults shall not constitute a waiver of any of the Designated Defaults and that, except as expressly set forth in this Agreement, the Consenting Lenders expressly reserve all rights and remedies that the Lenders now or may in the future have under any or all of the Loan Documents and applicable law in connection with all Defaults or Events of Default (including, without limitation, the Designated Defaults). For the avoidance of doubt, except to the extent expressly provided otherwise in this Agreement, all references in the Loan Agreement to a Default or Event of Default shall be deemed to include each and all of the Designated Defaults.
d.
As consideration for the Forbearance under the Original Forbearance Agreement, the Obligors paid fees (the "Initial Forbearance Fees") to the Agent pursuant to that certain Fee Letter, dated as of the Original Forbearance Effective Date, between Borrower Agent and Agent (the "Initial Forbearance Fee Letter") which included a one-time payment to the Agent for the benefit of the Consenting Lenders (as defined in the Original Forbearance Agreement) equal to 7.5 basis points on such Consenting Lenders' outstanding Loans and Commitments as of the Original Forbearance Effective Date (as modified by the Original Forbearance Agreement and to the extent such Commitments were not funded). As consideration for the extension of the Forbearance as provided under this Agreement, the Obligors will pay fees (the "Second Forbearance Fees") to the Agent pursuant to that certain Forbearance Fee Letter Number Two, of even date herewith, between Borrower Agent and Agent (the " Forbearance Fee Letter Number Two") which shall include a one-time payment to the Agent for the benefit of the Consenting Lenders equal to 10 basis points on the Consenting Lenders' outstanding Loans and Commitments (as modified by this Agreement and to the extent such Commitments are not funded) as of the date of this Agreement.
e.
The Agent and Consenting Lenders will not elect for Obligations to bear interest at the Default Rate pursuant to Section 3.1.1(b) of the Loan Agreement on account of any Designated Defaults during the Forbearance Period and agree not to retroactively apply the Default Rate following the expiration of the Forbearance Period. For the avoidance of doubt the Agent and Consenting Lenders may elect for the Obligations to bear interest at the Default Rate pursuant to Section 3.1.1(b) of the Loan Agreement upon the occurrence an Event of Default or discovery of an Event of Default during the Forbearance Period.
f.
Except as provided in Section 4 herein, upon the termination or expiration of the Forbearance Period: (i) the Forbearance and all agreements set forth in this Agreement shall terminate automatically and be of no further force or effect, and (ii) the Agent and each Consenting Lender shall be free to proceed to enforce any or all of its rights and remedies set forth in the Loan Agreement, the other Loan Documents or applicable law. In furtherance of the foregoing, and notwithstanding the occurrence of the Forbearance Effective Date, each Obligor acknowledges and confirms that, subject to the terms of this Agreement, all rights and remedies of the Agent or the Lenders under the Loan Agreement, the Loan Documents and applicable law with respect to the Borrowers or any other Obligor shall continue to be available to the Agent and the Lenders.
g.
Execution of this Agreement constitutes a direction by the Consenting Lenders that the Agent act or forbear from acting in accordance with the express terms of this Agreement. Each Consenting Lender agrees that the Agent shall not be required to act against the Obligors if such action is contrary to the express terms of this Agreement.

h.
The Obligors understand and accept the temporary nature of the Forbearance and that the Consenting Lenders have given no assurances that they will extend such Forbearance or provide waivers or amendments to the Loan Agreement or any other Loan Document.

SECTION 4. Amendments.

i.
As of the Original Forbearance Effective Date, the Form of Borrowing Base Certificate attached as Exhibit C to the Loan Agreement was amended by reducing Line 10 Total Commitments from $200,000,000 to $180,000,000.
j.
During the Forbearance Period, the Form of Borrowing Base Certificate attached as Exhibit C to the Loan Agreement is hereby amended by (a) deleting "." at the end of Certification No. 3 and (b) inserting the immediately following the end of Certification No. 3: ", other than the Designated Defaults, as defined in that certain Amended and Restated Forbearance Agreement, effective as of March 31, 2024."
k.
Commencing on April 1, 2024, and continuing during the Forbearance Period, the definition of Applicable Margin is hereby amended to read, in its entirety, as follows:

"Applicable Margin: the per annum margin set forth below:

Time Period	Revolver Loans		Unused Line Fee Rate for Revolver Loans	Term Loan, Equipment Loan, Capital Expenditure Loans and Delayed Draw Term Loans		Unused Line Fee Rate for Term Loans and Delayed Draw Term Loans
	SOFR	Adjusted Base Rate		SOFR	Adjusted Base Rate
Forbearance Period	4.00%	3.00%	0.20%	4.00%	3.00%	0.25%
l.
During the Forbearance Period, the Designated Defaults shall be excluded from the last sentence of Section 3.1.2(a) of the Loan Agreement.
m.
Section 5.4.1 of the Loan Agreement is amended and replaced with the following:

“Notwithstanding anything herein to the contrary and in addition to the scheduled amortization payments of the Term Loans but less any mandatory prepayments made pursuant to Section 5.4.2 or Section 5.4.3 on or after the Amendment No. 4 Closing Date (but prior to such scheduled mandatory prepayments), Borrower shall make the following mandatory prepayments of the Term Loans which shall be applied to the remaining installments of the Term Loans on a pro rata basis in inverse order of maturity: (i) $10,000,000 by no later than May 15, 2024, (ii) $20,000,000 (inclusive of amounts paid under clause (i) above) by no later than June 30, 2024, and (iii) $45,000,000 (inclusive of amounts paid under clauses (i) and (ii) above) by no later than December 31, 2024. For the avoidance of doubt, the amount of any mandatory prepayments made under Section 5.4.2 or 5.4.3 on or after the Amendment No. 4 Closing Date (but prior to such scheduled mandatory prepayments) shall reduce the amount of mandatory prepayments required to be made under this Section 5.4.1 on a dollar-for-dollar basis.”

For the avoidance of doubt, the amendment set forth in this clause (e) is deemed to be effective as of the Forbearance Effective Date.

n.
During the Forbearance Period, the Designated Defaults shall be excluded from Section 6.2(a) of the Loan Agreement.
o.
During the Forbearance Period, a new Section 7.2.2(e) shall be added to the Loan Agreement as follows:

"Notwithstanding the occurrence or continuance of any Trigger Period and anything to the contrary contained herein or in any other Loan Document, the Agent and the other Secured Parties will take no action to sweep any amounts held in the Borrowers' operating bank accounts or any bank account maintained by VWE Captive, LLC. Borrowers agree not to maintain in their operating accounts cash balances in excess of their projected cash needs during the Forbearance Period and any excess cash shall be paid to Agent for application against the outstanding Revolver Loans."

p.
During the Forbearance Period, the Designated Defaults shall be excluded from Section 9.1.17 of the Loan Agreement.
q.
As of the Original Forbearance Effective Date, the Revolver Commitments were reduced to the aggregate principal amounts shown on Schedule 1.1 attached to the Original Forbearance Agreement, and Schedule 1.1 attached to the Loan Agreement was replaced with the Schedule 1.1 attached to the Original Forbearance Agreement.
r.
For the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred as a result of Section 10.3 of the Loan Agreement with respect to the period ended March 31, 2024 unless and until a Compliance Certificate reflecting noncompliance with such Section shall have been delivered by the Borrower Agent.

SECTION 5. Confirmation of Loan Documents. Each of the Obligors hereby confirms and ratifies all of its Obligations under the Loan Documents to which it is a party. Each of the Obligors hereby confirms and ratifies that its Obligations under the Loan Agreement are and shall remain secured by the Collateral, pursuant to the terms of the Loan Agreement and the other Loan Documents. By its execution on the respective signature lines provided below, each of the Obligors hereby confirms and ratifies all of its respective Obligations and the Liens granted by it under the Security Documents to which it is a party and confirms that all references in such Security Documents to the "Loan Agreement" (or words of similar import) refer to the Loan Agreement as amended hereby without impairing any such Obligations or Liens in any respect.

SECTION 6. Representations and Warranties.

s.
The Obligors hereby represent and warrant to the Agent and the Lenders that:
i.
the execution, delivery, and performance of this Agreement and the Obligors' obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action;
ii.
this Agreement has been duly executed and delivered by the Obligors and constitutes the legal, valid, and binding obligation of the Obligors enforceable against Obligors in accordance with its terms;
iii.
no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, the Obligors of this Agreement, except for the approvals, consents, exemptions, authorizations, actions, notices, and filings which have been duly obtained, taken, given, or made and are in full force and effect or (b) the exercise by the Agent or any Consenting Lender of its rights under this Agreement; and
iv.
other than the Designated Defaults, no Default or Event of Default has occurred or is continuing.
t.
Each of the parties hereto hereby represents and warrants that each of the following statements is true, accurate, and complete as to such party as of the date hereof:
i.
such party has carefully read and fully understands all of the terms and conditions of this Agreement;
ii.
such party has consulted with, or had a full and fair opportunity to consult with, an attorney regarding the terms and conditions of this Agreement;
iii.
such party has had a full and fair opportunity to participate in the drafting of this Agreement;
iv.
such party is freely, voluntarily, and knowingly entering into this Agreement; and
v.
in entering into this Agreement, such party has not relied upon any representation, warranty, covenant, or agreement not expressly set forth herein or in the other Loan Documents.

SECTION 7. Covenants.

u.
Each of the Obligors shall provide the Agent and its counsel with reasonable access to the management and advisors of the Obligors, and the books and records and financials of the Obligors, in each case of the foregoing, during normal business hours and upon reasonable advance notice from the Agent.

v.
Throughout the Forbearance Period, the Obligors shall satisfy the diligence requests of the Agent within a reasonable period of receipt of each request.
w.
In accordance with, and as limited by, Section 3.4 of the Loan Agreement, the Borrowers shall reimburse Agent for all reasonable and documented fees and expenses previously incurred or incurred in the future by the Agent and professionals retained by the Agent.
x.
On or before 11:59 p.m., Pacific time, on April 23, 2024, the Obligors shall deliver to Agent an updated proposal (prepared with the assistance of GLC Advisors & Co., LLC) regarding the Obligors’ go-forward business plan and corporate structure (the "NewCo Model").
y.
On or before 11:59 p.m., Pacific time, on April 25, 2024, the Obligors shall deliver the NewCo Model to the Lenders.
z.
Borrowers agree to make themselves available for a Lender group meeting on or before April 26, 2024.
aa.
On or before May 15, 2024, Borrowers shall cause to be delivered to Agent a fully executed deposit account control agreement ("DACA"), in form and substance satisfactory to Agent, for any deposit account of a Borrower for which a DACA has not yet been entered into with the Agent, except for any account held by VWE Captive, LLC.

For the avoidance of doubt, failure of any Obligor to comply with the foregoing covenants shall be an immediate Event of Default under the Loan Agreement and an immediate termination of the Forbearance Period.

SECTION 8. Conditions to Effectiveness of this Agreement. This Agreement shall be effective when (i) counsel for the Agent has received a counterpart of this Agreement, executed and delivered by the Obligors and the Consenting Lenders; and (ii) the Agent has received payment of the Second Forbearance Fees; provided that, upon the effectiveness of this Agreement in accordance with this Section 8, this Agreement shall be deemed to be effective as of the Forbearance Effective Date.

SECTION 9. Effects on Loan Documents.

(a) All Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(b) Except as set forth herein, the execution, delivery, and effectiveness of this Agreement shall not operate as a waiver of any right, power, or remedy of the Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents.

(c) The Obligors and the other parties hereto acknowledge and agree that this Agreement shall constitute a Loan Document on and after the Forbearance Effective Date.

SECTION 10. Amendments; Execution in Counterparts.

(a) Other than the amendments in Section 4 of this Agreement, this Agreement shall not constitute a modification or waiver of any provision of the Loan Agreement and, except as expressly stated herein, shall not be construed as a forbearance or consent to any further or future action on the part of the Obligors that would require a forbearance or consent of the Lenders. The provisions of the Loan Agreement are and shall remain in full force and effect.

(b) The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified, or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless amended, modified, supplemented, waived or consented to, in accordance with Section 14.1 of the Loan Agreement. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns.

SECTION 12. No Third-Party Beneficiaries. No Person other than the Obligors, the Agent, and the Consenting Lenders shall have any rights hereunder or be entitled to rely on this Agreement, and all third-party beneficiary rights are hereby expressly disclaimed.

SECTION 13. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 14. Time of Essence. Time is of the essence in the performance of each of the obligations of the Obligors hereunder and with respect to all conditions to be satisfied by such parties.

SECTION 15. Prior Negotiations; Entire Agreement. This Agreement, the Loan Agreement, and the other Loan Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all other prior negotiations, understandings, or agreements with respect to the subject matter hereof, whether oral or written.

SECTION 16. Interpretation. This Agreement is the product of negotiations of the parties and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any party by reason of that party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

SECTION 17. RELEASE BY BORROWERS AND GUARANTOR. The Obligors, for themselves, and for their respective agents, servants, officers, directors, shareholders, members, employees, heirs, executors, administrators, agents, successors and assigns forever release and discharge Agent and Lenders and their agents, servants, employees, accountants, attorneys, shareholders, subsidiaries, officers, directors, heirs, executors, administrators, successors and assigns from any and all claims, demands, liabilities, accounts, obligations, costs, expenses, liens, actions, causes of action, rights to indemnity (legal or equitable), rights to subrogation, rights to contribution and remedies of any nature whatsoever, known or unknown, which Obligors have, now have, or have acquired, individually or jointly, at any time prior to the date of the execution of this Amendment, including specifically, but not exclusively, and without limiting the generality of the foregoing, any and all of the claims, damages, demands and causes of action, known or unknown, suspected or unsuspected by Obligors which:

(a) Arise out of the Loan Documents;

(b) Arise by reason of any matter or thing alleged or referred to in, directly or indirectly, or in any way connected with, the Loan Documents; or

(c) Arise out of or in any way are connected with any loss, damage, or injury, whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Agent or any Lender or any party acting on behalf of Agent or any Lender committed or omitted prior to the date of this Amendment.

As further consideration for the above release, each Obligor specifically agrees, represents, and warrants that the matters released herein are not limited to matters which are known or disclosed, and such Obligor hereby waives any and all rights and benefits which it now has, or in the future may have, by virtue of the provisions of Section 1542 of the Civil Code of the State of California which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE LENDER OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each Obligor is aware that it may later discover facts in addition to or different from those which it now knows or believes to be true with respect to the releases given herein, and that it is nevertheless such Obligor's intention to settle, release, and discharge fully, finally, and forever all of these matters, known or unknown, suspected or unsuspected, which previously existed, now exist, or may exist. In furtherance of such intention, each Obligor specifically acknowledges and agrees that the releases given in this Amendment shall be and shall remain in effect as full and complete releases of the matters being released, notwithstanding the discovery or existence of any such additional or different facts and that such releases shall not be subject to termination or rescission by reason of any such additional or different facts.

SECTION 18. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA. EACH PARTY HERETO HEREBY AGREES AS SET FORTH FURTHER IN SECTIONS 14.13, 14.14, and 14.15 OF THE CREDIT AGREEMENT AS IF SUCH SECTIONS WERE SET FORTH IN FULL HEREIN, Mutatis mutandis.

SECTION 19. Notice of Designated Defaults. This Agreement and the matters set forth herein shall constitute written notice of the Designated Defaults for purposes of satisfaction of any disclosure requirement in the Loan Agreement or any other Loan Document requiring that the Obligors give notice of, certify as to the absence of, or otherwise disclose in writing the occurrence and/or continuance of any Default or Event of Default and the failure of any Obligor prior to, on, or after the date hereof to deliver any such notice, certification, or other disclosure of the Designated Defaults shall not constitute a Default or Event of Default under the Loan Agreement.

[Remainder of page intentionally left blank; signatures follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

HOLDINGS:

VINTAGE WINE ESTATES, INC.,

a Nevada corporation

By: /s/ Kristina Johnston

Name: Kristina Johnston

Title:     Chief Financial Officer

BORROWERS:

VINTAGE WINE ESTATES, INC.,

a California corporation

By: /s/ Kristina Johnston

Name: Kristina Johnston

Title:     Chief Financial Officer

GROVE ACQUISITION, LLC,

a California limited liability company

By: /s/ Kristina Johnston

Name: Kristina Johnston

Title:     Chief Financial Officer

GIRARD WINERY LLC,

a California limited liability company

By: /s/ Kristina Johnston

Name: Kristina Johnston

Title:     Chief Financial Officer

MILDARA BLASS INC.,

a California corporation

By: /s/ Kristina Johnston

Name: Kristina Johnston

Title:     Chief Financial Officer

SPLINTER GROUP NAPA, LLC,

a California limited liability company

By: /s/ Patrick Roney

Name: Patrick Roney

Title:     Manager

AGENT AND LENDERS: BMO BANK N.A., as successor in interest to BANK OF THE WEST, as Agent and Lender By:/s/ Ron Freed Name: Ron Freed Title: Director

AgCountry Farm Credit Services, PCA,
as Lender

By: /s/ Lisa Caswell
Name: Lisa Caswell
Title: Vice President Capital Markets

Greenstone Farm Credit Services, ACA,
as Lender

By: /s/ Curtis Flammini
Name: Curtis Flammini
Title: VP of Capital Markets Lending

Greenstone Farm Credit Services, FLCA,
as Lender

By: /s/ Curtis Flammini

Name: Curtis Flammini
Title: VP of Capital Markets Lending

RABO AGRIFINANCE LLC,
as Lender

By: /s/ Jeff Hanson
Name: Jeff Hanson
Its: VP-LFR

Compeer Financial, PCA,
as Lender

By: /s/ Jeff Pavlik
Name: Jeff Pavlik
Title: Principal Credit Officer Risk

FARM CREDIT MID-AMERICA, PCA,
as Lender

By: /s/ Tabatha Hamilton
Name: Tabatha Hamilton
Title: VP Food and Agribusiness

HTLF Bank,
as Lender

By: /s/ Jim Klussman
Name: Jim Klussman
Title: Vice President

FARM CREDIT BANK OF TEXAS,
as Lender

By: /s/ Natalie Mueller
Name: Natalie Mueller
Title: Portfolio Manager

COMERICA BANK,
as Lender

By: /s/ Barry Cohen
Name: Barry Cohen
Title: Senior Vice President

EXHIBIT 99.1

PRESS RELEASE OF VINTAGE WINE ESTATES, INC. DATED APRIL 3, 2024

News Release

205 Concourse Boulevard | Santa Rosa, CA 95403

For Immediate Release

Vintage Wine Announces Forbearance Agreement Extension with Lenders

SANTA ROSA, CA, April 3, 2024 – Vintage Wine Estates, Inc. (Nasdaq: VWE and VWEWW) (“VWE” or the “Company”) today announced that the Company and its lender group have amended the forbearance agreement dated February 28, 2024 to extend the forbearance period to May 15, 2024. The lenders have also agreed to the deferral of the $10 million principal payment previously due at March 31, 2024 to May 15, 2024.

Kristina Johnston, Chief Financial Officer, commented, “We are continuing productive discussions with our lenders as we work to advance potential asset sales, the monetization of inventory and cost reductions. We believe we have presented a viable business plan that transforms VWE into a much simpler business focused on a sustainable core of Super Premium+ priority brands which, importantly, can generate cash. The extension of the forbearance agreement provides additional time for further discussions with the lenders regarding an amended lending agreement as we execute on our plans.”

Under the amended forbearance agreement, the lender group has agreed to not exercise any rights and remedies until May 15, 2024, so long as the Company complies with the terms of the forbearance agreement as amended and otherwise remains in compliance with the Second A&R Loan and Security Agreement.

About Vintage Wine Estates, Inc.

Vintage Wine Estates brings to market a unique portfolio of cider and Super Premium+ wines at $15+ per bottle. The Company focuses on building enduring and differentiated brands that resonate with consumers to generate increasing organic demand in the U.S. It leverages brand-affiliated wine clubs, tasting rooms, and owned ecommerce sites in conjunction with deep wholesale relationships to offer consumers a holistic, omnichannel experience. VWE’s ambition is to be one of the fastest growing players in the branded wine space with best-in-class profitability and consistent cash generation to create value for all stakeholders. The Company is doubling down on a culture that is uniquely consumer-centric and intensely data-driven in service of over fifteen core wine brands spanning approachably priced lifestyle labels and high-scoring premium brands.

Forward-Looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”). Forward-looking statements are all statements other than those of historical fact, and generally may be identified by the use of words such as “believe,” “intent,” “may,” “plan,” “should,” “can,” “expect,” “continue,” “working,” “will,” or other similar expressions that indicate future events or trends. These forward-looking statements include, but are not limited to, statements related to business plans and strategies; the ability of the company to monetize non-core assets and for such monetization to generate cash to reduce debt and optimize operations; the timing and expectations related to the sales process including the work to sell stand-along DTC operations, certain production service businesses, and other non-core assets including through indications of interests, bids, and the non-binding letter of intent; the ability of the Company to simplify its business and for such simplification to allow it to leverage its human and financial resources; the ability of the Company to restructure its foundation and for such foundation to support faster growth and deliver profitability; the ability of the company to remain in compliance with the forbearance agreement and cure its events of default before the term of the amended forbearance agreement; the ability of and timing related to VWE entering into an amendment to its credit agreement with its lenders. These statements are based on various assumptions, whether or not identified in this news release, and on the current expectations of VWE’s management. These forward-looking statements are not intended to serve as, and should not be relied on by any investor as, a guarantee of actual performance or an assurance or definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ materially from those contained in or implied by such forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of VWE. Factors that could cause actual results to differ materially from the results expressed or implied by such forward-looking statements include, among others: the

-MORE-

Vintage Wine Estates Announces Forbearance Extension Agreement with Lenders
April 3, 2024

Company’s ability to continue as a going concern; the Company’s ability to deleverage within the anticipated time frame or at all and its ability to achieve its cash flow forecasts and regain and remain in compliance with the covenants in its credit agreement, or satisfy its other contractual arrangements, including the amended forbearance agreement with its lenders; the ability of the Company to regain compliance with Nasdaq continued listing requirements; the Company’s limited experience operating as a public company; the time and expense associated with any necessary remediation of control deficiencies; the ability of the Company to effectively execute its strategic plans to reimagine the Company; the ability of the Company to retain key personnel; the effect of economic conditions on the industries and markets in which VWE operates, including financial market conditions, rising inflation, fluctuations in prices, interest rates and market demand; risks relating to the uncertainty of projected financial information; the effects of competition on VWE’s future business; risks related to the organic and inorganic growth of VWE’s business and the timing of expected business milestones; the potential adverse effects of pandemics, or other outbreaks that could disrupt VWE’s business and the U.S. economy; declines or unanticipated changes in consumer demand for VWE’s products; VWE’s ability to adequately source grapes and other raw materials and any increase in the cost of such materials; the impact of environmental catastrophe, natural disasters, disease, pests, weather conditions and inadequate water supply on VWE’s business; VWE’s level of insurance against catastrophic events and losses; VWE’s significant reliance on its distribution channels, including independent distributors; potential reputational harm to VWE’s brands from internal and external sources; possible decreases in VWE’s wine quality ratings; integration risks associated with recent acquisitions; possible litigation relating to misuse or abuse of alcohol; changes in applicable laws and regulations and the significant expense to VWE of operating in a highly regulated industry; VWE’s ability to maintain necessary licenses; VWE’s ability to protect its trademarks and other intellectual property rights; risks associated with the Company’s information technology and ability to maintain and protect personal information; VWE’s ability to make payments on its indebtedness; and those factors discussed in the Company’s most recent Annual Report on Form 10-K and in subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission. There may be additional risks including other adjustments that VWE does not presently know or that VWE currently believes are immaterial that could also cause actual results to differ from those expressed in or implied by these forward-looking statements. In addition, forward-looking statements reflect VWE’s expectations, plans or forecasts of future events and views as of the date and time of this news release. VWE undertakes no obligation to update or revise any forward-looking statements contained herein, except as may be required by law. Accordingly, undue reliance should not be placed upon these forward-looking statements.

###

Investor Contact: Deborah K. Pawlowski, Kei Advisors LLC dpawlowski@keiadvisors.com Phone: 716.843.3908

EXHIBIT 99.2

PRESS RELEASE OF VINTAGE WINE ESTATES, INC. DATED APRIL 3, 2024

News Release

205 Concourse Boulevard | Santa Rosa, CA 95403

For Immediate Release

Vintage Wine Estates Announces Appointment of Steven Strom
to Board of Directors

•
Brings extensive experience with financial restructurings, financings, and complex negotiations

SANTA ROSA, CA, April 3, 2024 – Vintage Wine Estates, Inc. (Nasdaq: VWE and VWEWW) (“VWE” or the “Company”) today announced the appointment of Steven Strom to its Board of Directors, as of March 28, 2024. As an independent director, Mr. Strom will serve as the Chair of the Finance Committee, which also includes Robert L. Berner III, Mark Harms, Jon Moramarco and Patrick Roney.

“We are excited to add Steven’s significant experience in completing challenging financings and financial restructurings to our Board. We believe his deep experience in these areas will be especially valuable during this critical time as we continue negotiations with our lenders and make progress with monetizing assets,” commented Seth Kaufman, President and CEO of Vintage Wine Estates. “Steven is joining our Board at an opportune time as we accelerate our journey to simplify the VWE business model and focus on a sustainable core of Super Premium+ priority brands. Steven and the Board recognize the opportunity VWE has to divest non-core assets, improve underlying financial performance, consistently generate cash, and better support a portfolio of strong wine and cider brands with a truly omnichannel business model. We look forward to the contributions Steven will make as we continue to execute against our turnaround plan.”

Mr. Strom noted, “I have supported many companies through similar efforts to divest assets, simplify business models, and deliver sustainable financial restructurings. I believe underlying VWE are both solid assets and a strong team of people executing a viable transformation plan. I could not be more excited to partner with Seth and the Board to advance the transformation at Vintage Wine Estates.”

Mr. Strom has more than 30 years of experience as an investment banker, board member, and investor working with companies focused on challenging financings, financial restructurings, M&A, operating performance improvement, and other situations involving complex negotiations. Mr. Strom is currently CEO of Odinbrook Global Advisors, an independent advisory firm, and has previously held a range of leadership positions in the financial services industry, including Global Group Head/Managing Director of the Restructuring Group at Jefferies LLC. He began his career in the Investment Banking division of Chemical Bank (now JPMorgan Chase & Co.) and earned a B.A. in Business from Arizona State University and a M.B.A. from the University of Michigan.

-MORE-

Vintage Wine Estates Announces Appointment of Steven Strom to Board of Directors
April 3, 2024

About Vintage Wine Estates, Inc.
Vintage Wine Estates brings to market a unique portfolio of cider and Super Premium+ wines at $15+ per bottle. The Company focuses on building enduring and differentiated brands that resonate with consumers to generate increasing organic demand in the U.S. It leverages brand-affiliated wine clubs, tasting rooms, and owned ecommerce sites in conjunction with deep wholesale relationships to offer consumers a holistic, omnichannel experience. VWE’s ambition is to be one of the fastest growing players in the branded wine space with best-in-class profitability and consistent cash generation to create value for all stakeholders. The Company is doubling down on a culture that is uniquely consumer-centric and intensely data-driven in service of over fifteen core wine brands spanning approachably priced lifestyle labels and high-scoring premium brands.

Forward-Looking Statements
Some of the statements contained in this press release are forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”). Forward-looking statements are all statements other than those of historical fact, and generally may be identified by the use of words such as “believe,” “plan,” “continue,” “will,” or other similar expressions that indicate future events or trends. These forward-looking statements include, but are not limited to, statements related to business plans and strategies; the status of negotiations with its lenders and any outcome therefrom; the quality of the company’s assets and ability of the company to monetize non-core assets; the ability of the Company to simplify its business; and the value of Mr. Strom’s service as a director, and the expected results and performance of Mr. Strom with the Board of Directors. These statements are based on various assumptions, whether or not identified in this news release, and on the current expectations of VWE’s management. These forward-looking statements are not intended to serve as, and should not be relied on by any investor as, a guarantee of actual performance or an assurance or definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ materially from those contained in or implied by such forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of VWE. Factors that could cause actual results to differ materially from the results expressed or implied by such forward-looking statements include, among others: the Company’s ability to continue as a going concern; the Company’s ability to deleverage within the anticipated time frame or at all and its ability to achieve its cash flow projections and regain and remain in compliance with the covenants in its credit agreement, or satisfy its other contractual arrangements, including the extended forbearance agreement with its lenders; the ability of the Company to regain compliance with Nasdaq continued listing requirements; the Company’s limited experience operating as a public company; the time and expense associated with any necessary remediation of control deficiencies; the ability of the Company to effectively execute its strategic plans to reimagine the Company; the ability of the Company to retain key personnel; the effect of economic conditions on the industries and markets in which VWE operates, including financial market conditions, rising inflation, fluctuations in prices, interest rates and market demand; risks relating to the uncertainty of projected financial information; the effects of competition on VWE’s future business; risks related to the organic and inorganic growth of VWE’s business and the timing of expected business milestones; the potential adverse effects of pandemics, or other outbreaks that could disrupt VWE’s business and the U.S. economy; declines or unanticipated changes in consumer demand for VWE’s products; VWE’s ability to adequately source grapes and other raw materials and any increase in the cost of such materials; the impact of environmental catastrophe, natural disasters, disease, pests, weather conditions and inadequate water supply on VWE’s business; VWE’s level of insurance against catastrophic events and losses; VWE’s significant reliance on its distribution channels, including independent distributors; potential reputational harm to VWE’s brands from internal and external sources; possible decreases in VWE’s wine quality ratings; integration risks associated with recent acquisitions; possible litigation relating to misuse or abuse of alcohol; changes in applicable laws and regulations and the significant expense to VWE of operating in a highly regulated industry; VWE’s ability to maintain necessary licenses; VWE’s ability to protect its trademarks and other intellectual property rights; risks associated with the Company’s information technology and ability to maintain and protect personal information; VWE’s ability to make payments on its indebtedness; and those factors discussed in the Company’s most recent Annual Report on Form 10-K and in subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission. There may be additional risks including other adjustments that VWE does not presently know or that VWE currently believes are immaterial that could also cause actual results to differ from those expressed in or implied by these forward-looking statements. In addition, forward-looking statements reflect VWE’s expectations, plans or forecasts of future events and views as of the date and time of this news release. VWE undertakes no obligation to update or revise any forward-looking statements contained herein, except as may be required by law. Accordingly, undue reliance should not be placed upon these forward-looking statements.

Investor Contact:

Deborah K. Pawlowski, Kei Advisors LLC
dpawlowski@keiadvisors.com
Phone: 716.843.3908